Exhibit 3.1

Certificate of Amendment

C4725-1997

Filed July 19, 2004

(Pursuant to NRS 78.385 and 78.390)

/s/ Dean Heller

Secretary of State

Dean Heller

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.  Name of Corporation:  AutoFund Servicing, Inc.

2.The Articles have been amended as follows (provide amendment numbers):

Article 1- The name of the corporation is beings changed from AutoFund Servicing, Inc. to Intrepid Holdings, Inc.

Article IV – Increase the authorized number of shares of common stock from 50 million shares with a par value of $.001 to 100 million shares with a par value of $.001.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 90%

4.  Officer Signature (required)

By: /s/ Jesse Whittenton
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